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                                                                     EXHIBIT 4.7

                             [LOGO OF WELLS FARGO]


Flair Industrial Park
Regional Commercial Banking Office
9000 Flair Drive, Suite 100
El Monte, CA 91731


                               February 1, 1997


Mr. Brian L. Fleming, Executive Vice President/
Chief Financial Officer
Santa Anita Realty Enterprises, Inc.
301 West Huntington Drive, Suite 405
Arcadia, CA 91007


Dear Mr. Fleming:

     This letter is to confirm that Wells Fargo Bank, National Association, successor-by-merger to First Interstate Bank of California ("Bank") has agreed to extend the maturity date of that certain credit accommodation granted by Bank to Santa Anita Realty Enterprises, Inc. ("Borrower") in the original maximum principal amount of Thirty Million Dollars ($30,000,000.00), with said principal amount subsequently reduced to Twenty Million Dollars ($20,000,000.00) pursuant to the terms and conditions of that certain Credit Agreement between Bank and Borrower dated as of November 9, 1994, as amended from time to time (the "Agreement").

     The maturity date of said credit accommodation is hereby extended until April 1, 1997. Until such date, all terms and conditions of the Agreement which pertain to said credit accommodation shall remain in full force and effect, except as expressly modified hereby. The promissory note dated as of November 9, 1994, as modified and/or amended from time to time, executed by Borrower and payable to the order of Bank which evidences said credit accommodation, a copy of which is attached hereto as Exhibit A (the "Note"), shall be deemed modified as of the date this letter is acknowledged by Borrower to reflect the new maturity date set forth above and to require that, until said new maturity date, Borrower continue to make payments of principal. All other terms and conditions of the Note remain in full force and effect, without waiver or modification.

     Borrower acknowledges that Bank has not committed to make any renewal or further extension of the maturity date of the above-described credit accommodation beyond the new maturity date specified herein, and that any such renewal or further extension remains in the sole discretion of Bank. This letter constitutes the entire agreement between Bank and Borrower with respect to the maturity date extension for the above-described credit
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Santa Anita Realty
Enterprises, Inc.
February 1, 1997
Page 2


accommodation, and supersedes all prior negotiations, discussions and correspondence concerning said extension.

     Please acknowledge your acceptance of the terms and conditions contained herein by dating and signing one copy below and returning it to my attention at the above address on or before February 15, 1997.


                                       Very truly yours,


                                       WELLS FARGO BANK
                                        NATIONAL ASSOCIATION
                                        SUCCESSOR-BY-MERGER TO FIRST
                                        INTERSTATE BANK OF CALIFORNIA


                                       By:  /s/ Daniel F. Maddox
                                            ------------------------------
                                            Daniel F. Maddox
                                            Vice President


Acknowledged and accepted as of 1/23/97:
                                -------

Santa Anita Realty Enterprises, Inc.


By:  /s/ Brian L. Fleming
     -----------------------------
     Brian L. Fleming
     Executive Vice President/
     Chief Financial Officer